The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to this Merger Agreement to the Commission upon request.



                          MERGER AGREEMENT

                            dated as of

                         September 23, 1997

                               among

                       TEJAS GAS CORPORATION,

                         SHELL OIL COMPANY,

                   TRANGO HOLDINGS CORPORATION

                                and

                   TANGO ACQUISITION CORPORATION


                   TABLE OF CONTENTS


                                                   Page

     ARTICLE 1
     The Merger
     Section 1.01.  The Merger . . . . . . . . . . . .2
     Section 1.02.  Conversion of Shares . . . . . . .3
     Section 1.03.  Surrender and Payment. . . . . . .4
     Section 1.04.  Dissenting Shares. . . . . . . . .6
     Section 1.05.  Stock Options. . . . . . . . . . .6
     Section 1.06.  Redemption of the Company
         5-1/4% Preferred.............................7
     Section 1.07.  Transfer Taxes, etc. . . . . . . .7
     Section 1.08.  Creation of Sierra Acquisition . .7
     Section 1.09.  Shell Guarantee. . . . . . . . . .7

     ARTICLE 2
     The Surviving Corporation
     Section 2.01.  Certificate of Incorporation . . .8
     Section 2.02.  By-laws. . . . . . . . . . . . . .8
     Section 2.03.  Directors and Officers . . . . . .8

     ARTICLE 3
     Warranties of the Company
     Section 3.01.  Corporate Existence and Power. . .9
     Section 3.02.  Corporate Authorization. . . . . .9
     Section 3.03.  Governmental Authorization . . . .9
     Section 3.04.  Non-Contravention. . . . . . . . 10
     Section 3.05.  Capitalization . . . . . . . . . 10
     Section 3.06.  Subsidiaries . . . . . . . . . . 11
     Section 3.07.  SEC Filings. . . . . . . . . . . 13
     Section 3.08.  Financial Statements . . . . . . 13
     Section 3.09.  Disclosure Documents . . . . . . 14
     Section 3.10.  Absence of Certain Changes . . . 14
     Section 3.11.  Litigation; Compliance . . . . . 16
     Section 3.12.  Taxes. . . . . . . . . . . . . . 17
     Section 3.13.  ERISA. . . . . . . . . . . . . . 19
     Section 3.14.  Permits. . . . . . . . . . . . . 22
     Section 3.15.  Required Stockholder Vote. . . . 23
     Section 3.16.  Finders' Fees. . . . . . . . . . 23
     Section 3.17.  Environmental Matters. . . . . . 23
     Section 3.18.  Restrictions on Business
        Activities...................................23
     Section 3.19.  Title to Property. . . . . . . . 24
     Section 3.20.  Interested Party Transactions. . 24
     Section 3.21.  Insurance. . . . . . . . . . . . 24
     Section 3.22.  Opinion of Financial Advisor . . 25
     Section 3.23.  Intellectual Property. . . . . . 25
     Section 3.24.  Certain Obligations. . . . . . . 26
     Section 3.25.  Public Utility . . . . . . . . . 27
     Section 3.26.  Takeover Statutes. . . . . . . . 27
     Section 3.27.  Minute Books . . . . . . . . . . 27

     ARTICLE 4
     Warranties of Shell
     Section 4.01.  Corporate Existence and Power. . 28
     Section 4.02.  Corporate Authorization. . . . . 28
     Section 4.03.  Governmental Authorization . . . 28
     Section 4.04.  Non-Contravention. . . . . . . . 29
     Section 4.05.  Disclosure Documents . . . . . . 29
     Section 4.06.  Public Utility . . . . . . . . . 30
     Section 4.07.  Finders' Fees. . . . . . . . . . 30
     Section 4.08.  Litigation . . . . . . . . . . . 30
     Section 4.09.  Financing. . . . . . . . . . . . 30
     Section 4.10.  Ownership of Company Common
        Shares.......................................30

     ARTICLE 5
     Covenants of the Company
     Section 5.01.  Affirmative Covenants of the
        Company......................................31
     Section 5.02.  Negative Covenants of the
        Company .....................................31
     Section 5.03.  No Solicitation. . . . . . . . . 35
     Section 5.04.  Settlement of Certain Claims . . 36
     Section 5.05.  Antitakeover Statutes. . . . . . 37

     ARTICLE 6
     Covenants of Each Party
     Section 6.01.  Reasonable Efforts . . . . . . . 37
     Section 6.02.  Pending and Upcoming FERC
        Proceedings .................................38
     Section 6.03.  Public Announcements . . . . . . 39
     Section 6.04.  Notification of Certain Matters. 39
     Section 6.05.  Proxy Statement; Stockholder
        Meeting .....................................39
     Section 6.06.  Access to Information;
        Confidentiality .............................40
     Section 6.07.  Confidentiality Agreement. . . . 40
     Section 6.09.  Director and Officer Liability . 40
     Section 6.10.  Revised Schedules. . . . . . . . 41

     ARTICLE 7
     Conditions
     Section 7.01.  Conditions to the Obligations of
          Each Party.................................42
     Section 7.02.  Conditions to the Obligations of
          Shell, Sierra Acquisition, Holdings and
          MergerSub..............................    43
     Section 7.03.  Conditions to the Obligations
          of the Company.............................44

     ARTICLE 8
     Termination
     Section 8.01.  Termination. . . . . . . . . . . 45
     Section 8.02.  Effect of Termination. . . . . . 47
     Section 8.03.  Certain Fees . . . . . . . . . . 47

     ARTICLE 9
     Miscellaneous
     Section 9.01.  Notices. . . . . . . . . . . . . 48
     Section 9.02.  Amendments; No Waivers . . . . . 50
     Section 9.03.  Rules of Construction. . . . . . 50
     Section 9.04.  Successors and Assigns . . . . . 50
     Section 9.05.  Governing Law; etc . . . . . . . 50
     Section 9.06.  Counterparts; Effectiveness. . . 51
     Section 9.07.  Parties in Interest. . . . . . . 51
     Section 9.08.  Severability . . . . . . . . . . 52
     Section 9.09.  Entire Agreement . . . . . . . . 52
     Section 9.10.  Survival of Warranties . . . . . 52

                        EXHIBITS

     Exhibit A Amended Certificate of Incorporation of the Company Exhibit B Press Release


                       SCHEDULES

     Schedule 3.04(b)(i)      Non-Contravention
     Schedule 3.05(a)         Capitalization
     Schedule 3.06(a)         Subsidiaries
     Schedule 3.06(b)         Subsidiaries
     Schedule 3.08            Financial Statements
     Schedule 3.10            Absence of Certain Changes
     Schedule 3.11(a)         Litigation; Compliance
     Schedule 3.11(b)         Litigation; Compliance
     Schedule 3.12(b)         Taxes
     Schedule 3.12(c)         Taxes
     Schedule 3.14(1)         Permits
     Schedule 3.14(2)         Permits
     Schedule 3.17            Environmental Matters
     Schedule 3.18            Restrictions on Business Activities
     Schedule 3.19            Title to Property
     Schedule 3.20            Interested Party Transactions
     Schedule 3.21            Insurance
     Schedule 3.23(b)         Intellectual Property
     Schedule 3.23(c)         Intellectual Property
     Schedule 3.24(a)(1)      Intellectual Property
     Schedule 3.24(a)(2)      Intellectual Property
     Schedule 3.24(b)         Intellectual Property
     Schedule 3.24(c)         Intellectual Property
     Schedule 4.04(b)(i)      Non-Contravention
     Schedule 4.08            Litigation
     Schedule 5.02            Negative Covenants of the Company
     Schedule 5.02(e)         Negative Covenants of the Company
     Schedule 5.02(f)         Negative Covenants of the Company



                    MERGER AGREEMENT
     MERGER AGREEMENT dated as of September 23, 1997 among TEJAS
     GAS CORPORATION, a Delaware corporation (the "COMPANY"), SHELL OIL COMPANY, a Delaware corporation ("SHELL"), TRANGO HOLDINGS CORPORATION, a Delaware corporation ("HOLDINGS"), and TANGO ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Holdings ("MERGERSUB", and, together with Shell, Holdings and SIERRA ACQUISITION, an entity to be formed prior to the Effective Time ("SIERRA ACQUISITION"), the "SHELL GROUP"). Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in Annex I.
     WHEREAS, by approval of their Boards of Directors, each of Shell, Holdings, MergerSub and the Company have determined to engage in the transactions contemplated hereby, pursuant to which, among other things, at the Effective Time, (i) MergerSub shall merge with and into the Company, and (ii) each share of Common Stock, par value $.25 per share, of the Company ("COMPANY COMMON SHARES") (except for Company Common Shares owned by the Company and Company Common Shares as to which appraisal rights have been perfected) shall be converted into the right to receive, in exchange for such Company Common Share, cash from Sierra Acquisition in an amount equal to $61.50, without interest (the "MERGER CONSIDERATION"), as set forth herein;
      WHEREAS, the Board of Directors of the Company (at a meeting duly called and held, and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised entirely of non-management independent directors (the "SPECIAL COMMITTEE")), has approved this Agreement and the Merger contemplated hereby and resolved to recommend, subject to its fiduciary duties, that stockholders of the Company approve and adopt this Agreement and the Merger;
     WHEREAS, the Boards of Directors of each of Shell, Holdings, and MergerSub have approved the transactions contemplated hereby; WHEREAS, Shell and the Company desire to make certain warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby; and WHEREAS, as inducements to Shell, Holdings, and MergerSub entering into this Agreement and incurring the obligations set forth herein, and contemporaneously with the execution and delivery of this Agreement, Messrs. Charles C. Gates, Jay A. Precourt and Frederic C. Hamilton and certain of their respective Affiliates have entered into three separate Voting Agreements with Shell (the "VOTING AGREEMENTS") pursuant to which, among other things, each such stockholder has agreed to vote all of its Company Common Shares in favor of this Agreement and the Merger. NOW, THEREFORE, in consideration of the foregoing and the warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                       ARTICLE 1

     The Merger

     SECTION 1.01  The Merger.  (a) At the Effective Time,
     MergerSub shall be merged (the "MERGER") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DELAWARE LAW"), whereupon the separate existence of MergerSub shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

     (b) The Closing shall take place at the offices of Shell in Houston, Texas at 10:00 a.m. on December 31, 1997 or at such other place, time and date as the parties hereto may agree. The date on which the Effective Time occurs is referred to herein as the "CLOSING DATE."

     (c) At the Closing, upon fulfillment or waiver of the conditions precedent to the Merger set forth in Article 7, the parties shall cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as required by, and duly executed in accordance with, the relevant provisions of the Delaware Law using the procedures permitted in
     Section 251 of the Delaware Law. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the Company and Shell agree to specify in the certificate of merger (the "EFFECTIVE TIME").

     (d)  From and after the Effective Time, the Surviving
     Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and MergerSub, all as provided under Delaware Law.

     (e) The Surviving Corporation may, at any time after the Effective Time, take any action (including the execution and delivery of any document) in the name and on behalf of either of the Company and MergerSub in order to carry out and effectuate the transactions contemplated by this Agreement.

     (f)  The Company hereby represents that (x) the Special
     Committee has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders, and (ii) recommended that this Agreement and the Merger be approved by the full Board of Directors and (y) its Board of Directors, at a meeting duly called and held, and acting on such unanimous recommendation of the Special Committee, has unanimously determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders, approved this Agreement and the Merger (and for purposes of Section 203 of the Delaware Law, the Voting Agreements), which approval satisfies in full the requirements of the Delaware Law that the Agreement be approved by the Company's Board of Directors and resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders; provided, that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors of the Company deems it necessary to do so in the exercise of its fiduciary obligations to the Company's stockholders based on the advice of counsel. The Company further represents that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH") has delivered to the Company's Board of Directors its written opinion that, as of the date of such opinion, the Merger Consideration to be paid in the Merger was fair to the holders of Company Common Shares from a financial point of view. The Company has been advised that all of its directors and executive officers who hold Company Common Shares intend to vote in favor of the Merger.

     SECTION 1.02  Conversion of SharesAt the Effective Time:

     (a) each Company Common Share held by the Company as treasury stock shall be canceled and no payment shall be made with respect thereto;

     (b) each Company Common Share outstanding immediately prior to the Effective Time shall (except as otherwise provided in Section 1.02(a) or as provided in Section 1.04 with respect to Company Common Shares as to which appraisal rights have been perfected) be converted into the right to receive in exchange for such Company Common Share cash from Sierra Acquisition in an amount equal to the Merger Consideration, without interest. The Company Common Shares so converted and exchanged as provided in this paragraph shall remain outstanding and be held by Sierra Acquisition as common stock of the Surviving Corporation. After the Effective Time, the Company Common Shares held by Sierra Acquisition shall constitute the only outstanding common stock of the Surviving Corporation. If, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of Company Common Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction, the Merger Consideration obtainable upon conversion of a Company Common Share as provided in this Section 1.02(b) shall be appropriately adjusted;

     (c) each share of common stock, par value $.01 per share, of MergerSub outstanding immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (d) each share of the Company's 9.96% Cumulative Preferred
     Stock, par value $1.00 per share (the "COMPANY 9.96% PREFERRED"), shall remain outstanding as one share of 9.96% Preferred of the Surviving Corporation.

     SECTION 1.03. Surrender and Payment. (a) On and after the Effective Time, Sierra Acquisition will make available to the Exchange Agent, as needed to permit prompt payment of the Merger Consideration in accordance with this Agreement, the Merger Consideration to be exchanged for Company Common Shares in accordance with Section 1.02 (b). Promptly after the Effective Time, Sierra Acquisition will send, or will cause the Exchange Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the certificates representing Company Common Shares to the Exchange Agent).

     (b) Each holder of Company Common Shares that have been converted into the right to receive in exchange for each Company Common Share the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Company Common Shares, together with a properly completed letter of transmittal covering such Company Common Shares, will be entitled immediately upon such surrender to receive the Merger Consideration payable in respect of such Company Common Shares; provided that the Exchange Agent will withhold from payment all amounts required to be withheld by applicable law, including, without limitation, under the provisions of Code section 1445, unless the holder of Company Common Shares makes applicable affidavits or certifications reasonably satisfactory to the Exchange Agent (based on instructions from Sierra Acquisition) that the Merger Consideration is not subject to withholding.
     Until so surrendered, each certificate representing Company Common Shares that have been converted into the right to receive in exchange for each Company Common Share the Merger Consideration shall, after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Company Common Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Company Common Shares or establish to the satisfaction of the Exchange Agent (based on instructions from Sierra Acquisition) that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of Company Common Shares other than any such registration into the names of Sierra Acquisition or Holdings, and other than registration of any subsequent transfers by Sierra Acquisition or Holdings. If, after the Effective Time, certificates representing Company Common Shares are presented to the Surviving Corporation (by any Person other than by Sierra Acquisition or Holdings or any subsequent transferee from Sierra Acquisition or Holdings), they shall be exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1 and the relevant certificates formerly representing Company Common Shares shall be delivered to Sierra Acquisition as provided in Section1.02(b).

     (e) Any Merger Consideration made available to the Exchange
     Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Company Common Shares one year after the Effective Time shall be returned to Sierra Acquisition, upon demand, and any such holders who have not exchanged their Company Common Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Sierra Acquisition for payment of the Merger Consideration in respect of their Company Common Shares, subject to applicable abandoned property, escheat and other similar laws. Notwithstanding the foregoing, Sierra Acquisition shall not be liable to any former holder of Company Common Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or other similar laws. Any Merger Consideration remaining unclaimed by holders of Company Common Shares one day prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Sierra Acquisition free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any Merger Consideration made available to the Exchange
     Agent pursuant to Section 1.03(a) to pay for Company Common Shares for which appraisal rights have been perfected shall be returned to Sierra Acquisition upon its demand.

     (g) Shell, Sierra Acquisition, Holdings, MergerSub and the Company, respectively, shall use all reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible, subject, in the case of the Company, to applicable fiduciary duties as provided in
     Section 5.03. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either of the Company or MergerSub, the officers and directors of the Surviving Corporation are fully authorized in the name of either of the Company or the MergerSub or otherwise to take, and shall take, all such action.

     SECTION 1.04.  Dissenting SharesNotwithstanding Section
     1.02, Company Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Common Shares in accordance with Delaware Law ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such Company Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive in exchange for each Company Common Share the Merger Consideration. The Company shall give Shell, Holdings and Sierra Acquisition prompt notice of any demands received by the Company for appraisal of Company Common Shares, and Shell, Holdings and Sierra Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with the prior written consent of Shell, Holdings and Sierra Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 1.05. Stock Options. Except as otherwise agreed in writing prior to the Effective Time between Holdings and the holder of any stock option, each stock option to purchase Company Common Shares outstanding at the Effective Time shall be canceled and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the amount of the Merger Consideration over the applicable per share exercise price of such option by (ii) the number of Company Common Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

     SECTION 1.06.  Redemption of the Company 5-1/4% Preferred.
     Prior to the Effective Time, the Company shall take all necessary steps to redeem all of its 5-1/4% Convertible Preferred Stock, par value $1.00 per share (the "COMPANY 5-1/4% PREFERRED"), in accordance with the Certificate of Designation for such Company 5-1/4% Preferred, so that such redemption shall be completed on or prior to the record date for the Company Stockholder Meeting.

     SECTION 1.07.  Transfer Taxes, etc.  Except as set forth in
     Section 1.03(c), (i) Holdings shall bear and be responsible for the payment of all transfer, stamp, documentary, sales, use, registration and other similar Taxes (but excluding any federal, state, or local taxes measured by the income of the Person responsible for paying such Taxes) (collectively, the "TRANSFER TAXES") incurred in connection with the exchange of Company Common Shares for the Merger Consideration up to the amount which would have been incurred had such shares been acquired by Holdings, and
     (ii) Sierra Acquisition shall bear and be responsible for the payment of any such Transfer Taxes in excess of the amount payable by Holdings.

     SECTION 1.08. Creation of Sierra Acquisition. Shell will take all actions necessary to create Sierra Acquisition and to cause it to become a party to and be bound by this Agreement prior to the Effective Time.

     SECTION 1.09. Shell Guarantee. Shell hereby irrevocably guarantees and agrees that Sierra Acquisition will have sufficient funds to pay when due the aggregate Merger Consideration and will comply with its obligations in Section 1.03(a). The liability of Shell under this Section shall be absolute and unconditional, shall be as principal and not as a surety, and shall be binding upon Shell and its successors and assigns without regard to the insolvency, bankruptcy or reorganization of Sierra Acquisition or otherwise. Shell hereby waives promptness, diligence, presentment, demand, protest and notice of any kind as to such obligations and its guarantee thereof and acceptance of or reliance on its obligations contained in this Section or any other circumstance that would constitute an equitable or legal discharge of Sierra Acquisition's obligations under Section 1.03(a).


                       ARTICLE 2

     The Surviving Corporation

     SECTION 2.01.  Certificate of Incorporation.  At the
     Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety substantially in the form set forth in Exhibit A and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     SECTION 2.02. By-laws. The by-laws of MergerSub in effect at the Effective Time shall be the bylaws of the Surviving
     Corporation until amended in accordance with applicable law.

     SECTION 2.03.  Directors and Officers. From and after the
     Effective Time, the directors and officers of the Company shall be the directors and officers of the Surviving Corporation.


                       ARTICLE 3

     Warranties of the Company

     Each member of the Shell Group acknowledges that it is an informed and sophisticated buyer, and has engaged expert advisors, experienced in the evaluation of transactions such as those contemplated by this Agreement. Each member of the Shell Group acknowledges that it has undertaken (or will prior to the Effective Time undertake) such investigation and has been (or will
     be) provided with and has evaluated (or will evaluate) such documents and information as it deems necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. In particular, each member of the Shell Group acknowledges that it and its representatives have been afforded (or will prior to the Effective Time be afforded) the opportunity to inspect the assets of the Company and to examine the records of the Company and its Subsidiaries with respect to all information in possession of the Company and its Subsidiaries relating to the Company and its Subsidiaries that has been requested by any member of the Shell Group. EACH MEMBER OF THE SHELL GROUP FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 3, THE COMPANY AND ITS SUBSIDIARIES AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS (IN THEIR CAPACITIES AS SUCH) HAVE MADE NO, AND THE COMPANY AND ITS SUBSIDIARIES HEREBY EXPRESSLY DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, AS TO THE TITLE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES TO ANY ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, OR AS TO ANY OTHER INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO THE SHELL GROUP OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE COMPANY AND ITS SUBSIDIARIES EXPRESSLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OF ANY OF THE ASSETS OF THE COMPANY OR OF THE FITNESS OF ANY OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES FOR ANY PURPOSE. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT NONE OF THE WARRANTIES IN THIS AGREEMENT BY THE COMPANY SHALL BE DEEMED TO COVER CORAL. Subject to the foregoing, the Company hereby warrants to Shell as follows:

     SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Shell true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

     SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to legal principles of general applicability governing the application and availability of equitable remedies.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company require no action or waiting period by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act or any Blue Sky Laws; (d) compliance with the rules and regulations of the FERC, of the Minerals Management Service of the Department of the Interior and of any other Governmental Authority in Texas, Louisiana and Oklahoma having jurisdiction, which rules and regulations apply generally to natural gas and natural gas liquids pipelines and plants; (e) compliance with Environmental Laws; and
     (f) compliance with those Laws, Regulations and Orders noncompliance with which would not reasonably be expected to have a Company Material Adverse Effect or to prevent, impair or result in significant delay of the consummation of the Merger.

     SECTION 3.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a)contravene or conflict with the certificate of incorporation or bylaws of the Company or (b) assuming effectuation of all filings and registrations with, the termination or expiration of any applicable waiting periods imposed by, and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 3.03. (i) except as set forth in Schedule3.04(b)(i), constitute a default under or give rise to a right of termination, cancellation, acceleration, amendment or modification with respect to the Company or any of its Subsidiaries, a loss of any benefit to which the Company or any of its Subsidiaries is entitled or an increase in the obligations of the Company or any of its Subsidiaries, in each case, under any provision of any Material Contract of the Company or any of its Subsidiaries which, in any such case, individually or in the aggregate, would have a Company Material Adverse Effect,
     (ii) except as set forth in Schedule 3.04(b)(ii), result in the creation or imposition of any material Lien (other than any Permitted Encumbrances) on any material asset of the Company or any of its Subsidiaries or (iii) except as set forth in Schedule 3.04(b)(iii), violate or cause a breach under any Law, Regulation, Order or Permit applicable to the Company, its Subsidiaries and their respective assets except for any such matters that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     SECTION 3.05. Capitalization. (a) The authorized capital
     stock of the Company consists of (x) 30,000,000 authorized Company Common Shares, and (y) 6,000,000 authorized preferred shares, par value $1.00 per share, of which 260,000 shares have been designated as the Company 5-1/4% Preferred, 200,000 shares have been designated as the Company 9.96% Preferred, and 300,000 shares have been designated as the Company's Series C Junior Participating Preferred Stock, par value $1.00 per share, and have been reserved for issuance pursuant to the Rights Plan. As of the date of this Agreement, there were issued and outstanding 20,578,467 Company Common Shares, 260,000 shares of Company 5-1/4% Preferred (convertible into an aggregate of 1,532,180 Company Common Shares), 200,000 shares of Company 9.96% Preferred and options to purchase an aggregate of 1,453,385 Company Common Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section, changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date, the redemption of the 5-1/4% Preferred as contemplated by this Agreement, the award of up to $10,000 of Company Common Shares issued in accordance with the Director Stock Award Plan to directors electing to receive stock in lieu of quarterly fees after the date of this Agreement, and the issuance by the Company of Company Common Shares upon conversion of the Company 5-1/4% Preferred, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(a)(i), 3.05(a)(ii) and 3.05(a)(iii) being referred to collectively as the
     "COMPANY SECURITIES").   Except as set forth in this Agreement or
     on Schedule 3.05(a), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     (b) The Company has adopted an amendment to the Rights Plan, a true and correct copy of which has been delivered to Shell, pursuant to which Shell, Sierra Acquisition and Holdings will not be deemed to be Acquiring Persons (as defined in the Rights Plan) as a result of the execution or consummation of the transactions provided for by this Agreement and the Voting Agreements (in the manner provided for therein), including without limitation, the consummation of the Merger.

     SECTION 3.06. Subsidiaries. (a) Each of the Company's Subsidiaries is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or entity powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent the failure to have such licenses, authorizations, consents and approvals would not, individually or in the aggregate, have a Company Material Adverse Effect, and is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. All of the Company's Subsidiaries and their respective jurisdictions of incorporation or organization are identified on Schedule 3.06(a). Complete copies of the certificate of incorporation and bylaws or other organizational documents of each Subsidiary of the Company, as amended to the date hereof, have been made available to Shell.

     (b) The authorized, issued and outstanding capital stock of, or other equity interests in, each of the Company's Subsidiaries and the names and addresses of the holders of record of the capital stock or other equity interests of each such Subsidiary are set forth in Schedule 3.06(b). The issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of the Company that are owned by the Company or any of its Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Subsidiary. All such issued and outstanding shares, or other equity interests, that are indicated as owned by the Company or one of its Subsidiaries in Schedule 3.06(b) are owned (i) beneficially as set forth therein and (ii) free and clear of all Liens other than Liens in favor of the Company's and its Subsidiaries' lenders pursuant to credit facilities attached as exhibits to the Company 10-K. Except as set forth in Schedule 3.06(b) and except as set forth in the agreements or organizational documents listed on Schedule 3.06(b), no shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (iii) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Subsidiaries of the Company; provided, however, that certain terms and provisions of, and applicable law relating to, the partnership or joint venture agreements or arrangements listed in Schedule 3.06(b) may require the partnerships or joint ventures to which such agreements or arrangements relate or the partners or venturers therein to take certain actions not material to the Company with respect to the equity interests in such partnerships and joint ventures contrary to clauses (i), (ii) or (iii) above; and provided further, that the warranties set forth in this Section are subject to such other matters as would not result in a Company Material Adverse Effect.

     SECTION 3.07. SEC Filings. (a) The Company has delivered to Shell (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1994, 1995 and 1996, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1997 and June 30, 1997 ("COMPANY 10-Q"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1996 ("COMPANY SEC REPORTS").

     (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section
     3.07 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of June 30, 1997 set forth in the Company 10-Q and "COMPANY BALANCE SHEET DATE" means June 30, 1997. Except as set forth in Schedule 3.08, as of the date of this Agreement, there exist no liabilities or obligations of the Company and its Subsidiaries, whether accrued, absolute, contingent or threatened, which would be required to be reflected, reserved for or disclosed under generally accepted accounting principles in the financial statements of the Company as of and for the period ended June 30, 1997, other than (i) liabilities or obligations which are adequately reflected, reserved for or disclosed in the June 30, 1997 financial statements of the Company, (ii) liabilities incurred in the ordinary course of business since June 30, 1997 and (iii) such as would not have a Company Material Adverse Effect.

     SECTION 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the proxy statement (the "PROXY STATEMENT") to be filed with the SEC in connection with the Merger and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, except that no warranty is made hereby with respect to any information supplied by the Shell Group expressly for inclusion in the Company Disclosure Documents.

     (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no warranty is made hereby with respect to any information supplied by the Shell Group for inclusion in the Proxy Statement.
     SECTION 3.10. Absence of Certain Changes. Except for this Agreement and except as set forth in Schedule 3.10 or in the Company SEC Reports, from the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and there has not been:

     (a) any event, occurrence or development (including the commencement of any action, suit or proceedings or, to the Knowledge of the Company, any investigation) of a state of circumstances or facts which, individually or together with other similar events, has had or reasonably would be expected to have a Company Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than the regular quarterly cash dividends on the Company 5-1/4% Preferred and the Company 9.96% Preferred, each having customary record and payment dates), or any repurchase, redemption (other than (i) the redemption of the Company 5-1/4% Preferred as contemplated by this Agreement,
     (ii) the receipt of Company Common Shares in payment of the exercise price of employee or director stock options and Taxes in respect of such exercise, and (iii) repurchases to fulfill the Company's matching contribution under its 401(k) plan) or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

     (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries other than amendments to the terms of the existing credit facilities of the Company or its Subsidiaries or borrowings under such facilities;

     (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices and other than indebtedness to provide funds for the redemption of the Company 5-1/4% Preferred;

     (e) any creation or assumption by the Company or any of its Subsidiaries of any Lien (other than Permitted Encumbrances) on any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

     (f) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned
     Subsidiaries made in the ordinary course of business consistent with past practices;

     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

     (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

     (i)any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, whether or not any such change is required by reason of a concurrent change in generally accepted accounting principles;

     (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries except for such grants, payments, increases or changes in the ordinary course of business consistent with past practice; or

     (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, which in any such case would reasonably be expected to have a Company Material Adverse Effect.

     Except as disclosed in Schedule 3.10 or in the Company SEC Reports, during the period from June 30, 1997 to the date of this Agreement, neither the Company nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Agreement to the Effective Time by Section 5.02 or agreed in writing during such period prior to the date of this Agreement to engage in any such conduct.

     SECTION 3.11. Litigation; Compliance. (a) Except as set forth in the Company SEC Reports or Schedule 3.11(a), as of the latest date through which the Company has supplemented its Schedules pursuant to Section 6.10, there is no action, suit or proceeding pending against, or (to the Knowledge of the Company) threatened against or affecting, or (to the Knowledge of the Company) any pending investigation against, the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     (b) Except as set forth in Schedule 3.11(b), the Company and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.12. Taxes. (a) For purposes of this Agreement,
     "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, alternative or add-on minimum, estimated, environmental (including taxes under Code section 59A), unemployment, transfer and gains taxes, and (ii) interest, penalties, additional taxes, fines and other additions to tax imposed with respect thereto and any interest in respect of such penalties, additional taxes, fines and other additional amounts; and "TAX RETURNS" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns (including returns required in connection with any Employee Plan).

     (b) Other than as disclosed in Schedule 3.12 (b) or the Company SEC Reports, the Company and its Subsidiaries have timely filed all required United States federal, state, local and foreign and other Tax Returns and such Tax Returns are true, complete and correct, and the Company and its Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and there are no other Taxes that would be due if asserted by a taxing authority, except Taxes with respect to which the Company is maintaining reserves to the extent required by generally accepted accounting principles, except where the failure of any of the foregoing to be true would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Schedule 3.12(b) or as does not involve or would not result in liability to the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect, (i) there are no Tax Liens on any assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances); (ii) neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or payment of, any Tax; (iii) there is no written claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return; (iv) all Tax Returns filed by the Company and its Subsidiaries have been audited by the applicable Governmental Authority or the applicable statute of limitations has expired for the period covered by such Tax Returns; (v) none of the Company and its Subsidiaries, during the last ten years, has been a member of an affiliated group filing a consolidated federal income Tax Return (other than Company's Tax Group); (vi) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (vii)neither the Company nor any of its Subsidiaries has filed a consent under Code section 341(f) concerning collapsible corporations; (viii) neither the Company nor any of its Subsidiaries has any deferred intercompany gains or losses from any "deferred intercompany transactions" (as defined in Treasury Regulation section 1.1502-13); (ix) neither the Company nor any of its Subsidiaries has any Tax attribute carry forwards (including, but not limited to, any net operating loss carry forward, net capital loss carry forward, credit carry forward or carry forward of any other Tax attribute); (x) none of the Company or Subsidiary Tax attribute carry forwards are limited by applicable law, such as the provisions of Code sections 382, 383 and 384 and of Treasury Regulations promulgated under Code section 1502; (xi) neither the Company nor its Subsidiaries has agreed to any adjustments under Code section 481; and (xii) neither the Company nor any of its Subsidiaries has an excess loss account under Treasury Regulation section 1.1502. The accruals and reserves (including deferred taxes) reflected in the Company Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

     (c) Other than as disclosed on Schedule 3.12(c) or in the Company SEC Reports, and other than with respect to items the inaccuracy of which would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries owns any property of a character, the indirect transfer of which, as a consequence of the Merger, would give rise to any material documentary, stamp or other transfer tax.

     (d) The Company is a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

     SECTION 3.13. ERISA.  (a) The Company has provided Shell
     with a list identifying each Company Employee Plan. True and complete copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available for review to Shell together with
     (A) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) required to be prepared in connection with any such plan, (B) the most recent actuarial valuation report prepared in connection with any such plan, (C) summary descriptions of any amendments not included in the most recent restated plan instrument, which amendments have been approved by the person in the Company having the final authority to adopt plan amendments, whether or not such amendments have been previously reduced to writing, and (D) the dollar amount of unfunded liabilities resulting from any benefit increases that have been adopted in an amendment but are not yet reflected in the
     latest actuarial report.   The only Company Employee Plans which
     individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "COMPANY PENSION PLANS") have been identified as such in the information provided to Shell by the Company.

     (b) No Company Employee Plan constitutes a Company
     Multiemployer Plan. Except as otherwise identified in the list referred to in Section 3.13(a), no Company Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The only Company Pension Plans that are subject to Title IV of ERISA (the "COMPANY RETIREMENT PLANS") have been identified as such in information provided to Shell by the Company. The funding status of each Company Retirement Plan is disclosed in the Company's annual report in the Company 10-K; no Company Retirement Plan is omitted from such discussion. With respect to each Company Retirement Plan, as of the date of the latest actuarial valuation report for such Company Retirement Plan, the fair market value of all of the assets of such Company Retirement Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the accrued benefits under such Company Retirement Plan, calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement no. 87 and used in preparing such Company Retirement Plan's financial statements). With respect to each Company Retirement Plan, as of the date of this Agreement, such fair market value of assets exceeded said accrued benefits, taking into account: (i) any shortfall between the actual return on assets and the expected return on assets; (ii) any change in funding assumptions; (iii) any change in participant demographics; and (iv) benefit increases that have been adopted in an amendment but are not yet reflected in the latest actuarial report. No "ACCUMULATED FUNDING DEFICIENCY", as defined in Section 412 of the Code, has been incurred with respect to any Company Pension Plan, whether or not waived. The Company knows of no "REPORTABLE EVENT", within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Company Employee Plan, other than a "REPORTABLE EVENT" or other such event that will not have a Company Material Adverse Effect. No condition exists and no event has occurred that would be expected to constitute grounds for termination of any Company Retirement Plan and neither the Company nor any of its affiliates has incurred any liability which would have a Company Material Adverse Effect under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. To the Knowledge of the Company, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or will make the Company or any of its Subsidiaries, any officer or director of the Company or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any tax pursuant to
     Section 4975 of the Code that could directly or indirectly have a Company Material Adverse Effect. For purpose of this Section, "AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under
     Section 414 of the Code.

     (c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received from the Internal Revenue Service favorable determination letters with respect to each such Plan. The Company has made available to Shell true and complete copies of such determination letters. No event has occurred, and no condition exists, which could reasonably be expected to result in the revocation of such determination. Any terms and conditions of the determination letter have been complied with. Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Employee Plan except for failures to comply which, singly or in the aggregate, would not have a Company Material Adverse Effect.

     (d) The Company has provided Shell with a list of each enforceable employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Company Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (iii) covers any employee or former employee of the Company or any of its affiliates and will become an obligation of the Company after the Effective Time. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available for review previously to Shell are referred to collectively herein as the "COMPANY BENEFIT ARRANGEMENTS". Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement except for failures to comply which, singly or in the aggregate, would not have a Company Material Adverse Effect.

     (e) Except as disclosed on Schedule 3.13(e), the Company has not established, and does not maintain, any post-retirement benefits for its employees, including but not limited to post-retirement
     life insurance or post-retirement medical.   No
     condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Company Employee
     Plan or Company Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement. The Company has, at all times, reserved in the summary plan description or other plan document with respect to its employee health, welfare and pension plan, the right to amend any and all such plans with respect to benefits which are not vested as of the date of the amendment to the extent permitted by applicable law.

     (f) Except as disclosed in writing to Shell prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan or Company Benefit Arrangement which would increase the expense of maintaining such Company Employee Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date by an amount which would have a Company Material Adverse Effect.

     (g) Prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has made any representations to its employees as to employment opportunities with the Shell Group or benefits available to them under the Shell Group employee benefit plans except as agreed in writing by Shell. After the date of this Agreement, the Company or its Subsidiaries may make representations to its employees as to employment opportunities by Holdings or its Subsidiaries; provided that any such representations indicate that such employees will be employed at will; provided further that any such representations will not include any representations as to benefits available to such employees different from those available prior to the date of this Agreement except as agreed in writing by Shell and the Company.

     (h) The agreements listed in the letter dated the date hereof from the Company to Shell constitute all agreements or arrangements of the Company or its Subsidiaries in effect on the date hereof that provide for the payment of income or the provision of benefits (including vesting, entitlement, receipt, creation or transfer of any rights, privileges, income or title to property or beneficial ownership) to any employees of the Company as a result of a change of control of the Company. There is no acceleration of payments under the Annual Incentive Plan of the Company that would result from the Merger, nor is any forfeiture provision of such Annual Incentive Plan altered by the Merger.
     The person to whom the Company granted 180,000 stock options in September 1997 has no right to accelerate the vesting of those options as a result of the Merger, and, except for a change of control agreement substantively identical to that of Rene Joyce, as of the date hereof there are no other arrangements between that individual and the Company that would provide for the payment of income or the provision of benefits (including vesting, entitlement, receipt, creation or transfer of any rights, privileges, income or title to property or beneficial ownership) to such individual as a result of a change of control of the Company.

     SECTION 3.14. Permits. To the Knowledge of the Company and except as set forth in Schedule 3.14(1), the Company and its Subsidiaries have all Permits, including all certificates of public convenience and necessity and rate authorizations required by the LCC and by the FERC, as are necessary to carry on their businesses as currently conducted, except for any such Permits for which the Company has made due application and except for any such Permits that the failure to possess which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.14(2), the Company has not received notice from any Governmental Authority (i) that such Permits are not in full force and effect or have been violated, in either case in any respect that would reasonably be expected to have a Company Material Adverse Effect or (ii) threatening to suspend, revoke or suspend any such Permits which, in any such case, would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.15. Required Stockholder Vote. The affirmative vote by stockholders of the Company Common Shares of the Company representing a majority of the outstanding Company Common Shares is the only vote of the Company stockholders required by Law for the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby.

     SECTION 3.16. Finders' Fees. Except for the fees and expenses of Morgan Stanley & Co. Incorporated (a copy of whose engagement agreement has been provided to Shell) incurred in connection with the transactions contemplated hereby, which will be paid 50% by the Company and 50% by Shell, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from Shell or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The parties acknowledge that the Special Committee has retained Merrill Lynch as financial advisor and that the fees and expenses of Merrill Lynch will be paid by the Company.

     SECTION 3.17. Environmental Matters. Except for matters disclosed in Schedule 3.17 and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) to the Knowledge of the Company, the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, or proceeding by or before any Court or Governmental Authority under any Environmental Law; and
     (c) all Permits, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect. To the Knowledge of the Company, the Company and its Subsidiaries have made available to Shell all material written internal and external environmental audits and studies in each case relevant to the Company and which to the Knowledge of the Company are in the possession of the Company or its Subsidiaries.

     SECTION 3.18. Restrictions on Business Activities. Except for this Agreement, and except as set forth in Schedule 3.18, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.19. Title to Property.  Except as set forth in
     Schedule 3.19 and subject to the Permitted Encumbrances and all Material Contracts, the Company and its Subsidiaries have good and valid title against any Person claiming by, through or under the Company to all of their properties reflected as owned by them in the Company 10-K or the Company 10-Q (other than any such properties reflected in the Company 10-K or the Company 10-Q that
     (i) have been sold or otherwise disposed of since the date of the Company 10-K or the Company 10-Q without breaching Section 3.10 or
     (ii) the failure to have such good and valid title would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each member of the Shell Group acknowledges that for the assets of the Company or any of its Subsidiaries of which a third party is the operator, title to the relevant assets may be held in the names of such operator subject to the terms of the applicable contractual arrangements. The Company or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Company 10-K or the Company 10-Q as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Company 10-K or the Company 10-Q, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have terminated in the ordinary course of business since the date of the Company 10-K or the Company 10-Q and (ii) any matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.20. Interested Party Transactions. Except as a result of the transactions contemplated by this Agreement or as set forth in Schedule 3.20 or the Company SEC Reports, since the date of the Company's proxy statement dated April 7, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 3.21. Insurance.  Except as disclosed in Schedule
     3.21, all insurance policies maintained by the Company or any of its Subsidiaries (i) are with reputable insurance carriers, (ii) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and (iii) are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.22. Opinion of Financial Advisor.  The Special
     Committee has received an opinion dated September 23, 1997 of its financial advisor, Merrill Lynch, that, as of such date, the Merger Consideration was fair to the Company's stockholders from a financial point of view.

     SECTION 3.23. Intellectual Property. (a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Except as disclosed in Schedule 3.23(b) or the Company
     SEC Reports or as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks and copyrights ("THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS"); (ii) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its Subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its Subsidiaries, are currently pending or, to the Knowledge of the Company, are overtly threatened by any Person; and (iii) to the Company's knowledge, there are no valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale license by the Company or any of its Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (B) against the use by the Company or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any part of the Company Intellectual Property Rights or other trade secret material to the Company, or (D) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by the Company or any of its Subsidiaries.

     (c) Except as set forth in Schedule 3.23(c) or the Company
     SEC Reports, and except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company's Knowledge, (i) all patents, registered trademarks and copyrights held by the Company and its Subsidiaries are valid and subsisting, and (ii) there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

     SECTION 3.24. Certain Obligations. (a) Except as set forth in Schedule 3.24(a)(1), except for this Agreement and the transactions contemplated hereby, and except for Material Contracts entered into after the date hereof in accordance with
     Section 5.02, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract. Except as set forth in Schedule 3.24(a)(2), all Material Contracts relating to the Company or any of its Subsidiaries are in full force and effect, the Company and its Subsidiaries have performed their obligations thereunder to date and, to the Knowledge of the Company, each other party thereto has performed its obligations thereunder to date (including, in the case of all Hydrocarbons delivered under any Material Contract, conforming such Hydrocarbons to the quality specifications of such Material Contracts and the transporting pipelines), other than any failure of a Material Contract to be in full force and effect or any nonperformance thereof that would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Except as set forth in Schedule 3.24(b) and for matters that would not reasonably be expected to have a Company Material Adverse Effect, none of the Company and its Subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and agreements entered into primarily to hedge contracts for the purchase or sale of Hydrocarbons which will be binding upon the Company or its Subsidiaries after September 1, 1997. Schedule 3.24(b) sets forth a true and correct statement of the position, as of the date hereof, of the Company and its Subsidiaries with respect to obligations under Fixed Price Contracts (including, with respect to each Fixed Price Contract, location of delivery and variations in the obligation to take or deliver) and related Hydrocarbon price swaps, hedges, futures or similar instruments to which the Company or any of its Subsidiaries is a party and that are material to the Company.

     (c) Except as set forth in Schedule 3.24(c) or as referred to in the Company SEC Reports, neither the Company nor its Subsidiaries has entered into, or is a party to, or has any obligations under, any contract for the purchase of Hydrocarbons or other property or services that require payment be made by the Company or its Subsidiaries regardless of whether or not delivery is ever made of such Hydrocarbons or other property or services.


     SECTION 3.25.  Public Utility.  The Company is not a
     "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility company," as such terms are defined in the Holding Company Act.

     SECTION 3.26. Takeover Statutes. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the Voting Agreements for purposes of Section 203 of the Delaware Law is sufficient to render inapplicable to the Merger and this Agreement and the Voting Agreements (and the transactions provided for herein and therein) the provisions of Section 203 of the Delaware Law.

     SECTION 3.27.  Minute Books.  The minute books of the
     Company (and those of its Subsidiaries for which the Company or its Subsidiaries maintain such minute books) that have been made available to Shell for review constitute all of the minute books of the Company and its Subsidiaries and contain a complete and accurate record in all material respects of all resolutions and formal actions of the stockholders and directors (and any committees thereof) of the Company and its Subsidiaries.


                       ARTICLE 4

     Warranties of Shell

     The Company acknowledges that it is an informed and sophisticated party, and has engaged expert advisors, experienced in the evaluation of transactions such as those contemplated by this Agreement. The Company acknowledges that it has undertaken such investigation and has been (or will be) provided with and has evaluated (or will evaluate) such documents and information as it deems necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company will undertake prior to the Effective Time such further investigation and request such additional documents and information as it deems necessary. THE COMPANY FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 4, SHELL AND ITS SUBSIDIARIES AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS (IN THEIR CAPACITIES AS SUCH) HAVE MADE NO, AND SHELL AND ITS SUBSIDIARIES HEREBY EXPRESSLY DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR AS TO ANY OTHER INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO THE COMPANY, OR ITS REPRESENTATIVES BY OR ON BEHALF OF SHELL OR ANY OF ITS SUBSIDIARIES. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT NONE OF THE WARRANTIES IN THIS AGREEMENT BY SHELL SHALL BE DEEMED TO COVER CORAL. Subject to the foregoing, Shell hereby warrants to the Company as follows:

     SECTION 4.01.  Corporate Existence and Power.  Each of
     Shell, Holdings and MergerSub is, and, at the Effective Time, Sierra Acquisition will be, a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has (or will have) all corporate or entity powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent the failure to have such licenses, authorizations, consents and approvals would not, individually or in the aggregate, be reasonably expected to prevent, impair or result in significant delay of the consummation of the Merger. Shell is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably expected to prevent, impair or result in significant delay of the consummation of the Merger. Shell has heretofore delivered to the Company true and complete copies of Holdings' and MergerSub's certificate of incorporation and bylaws as currently in effect.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance of this Agreement by each member of the Shell Group and the consummation by such member of the transactions contemplated hereby are (or, in the case of Sierra Acquisition, will be) within such member's corporate or other powers and have been (or, in the case of Sierra Acquisition, will be) duly authorized by all necessary corporate or other action. This Agreement constitutes (or in the case of Sierra Acquisition, will constitute) the valid and binding agreement of each member of the Shell Group enforceable against such member in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to legal principles of general applicability governing the application and availability of equitable remedies.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by each member of the Shell Group of this Agreement and the consummation of the transactions contemplated hereby by such member require no action or waiting period by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act or any Blue Sky Laws; (d) compliance with the rules and regulations of FERC, of the Minerals Management Service of the Department of the Interior and of any other Governmental Authority in Texas, Mississippi and Louisiana having jurisdiction, which rules and regulations apply generally to natural gas and natural gas liquids pipelines and plants; (e) compliance with Environmental Laws; and
     (f) compliance with those Laws, Regulations and Orders noncompliance with which would reasonably be expected to prevent, impair or result in significant delay of the consummation of the Merger.

     SECTION 4.04. Non-Contravention. The execution, delivery and performance by each member of the Shell Group of this Agreement and the consummation by each such member of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws or other organizational documents of such member or (b) assuming effectuation of all filings and registrations with, the termination or expiration of any applicable waiting periods imposed by, and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 4.03, (i) except as set forth in Schedule 4.04(i), constitute a default under or give rise to (A) a right of termination, cancellation, acceleration, amendment or modification with respect to any assets or liabilities of such member, (B) a loss of any benefit to which such member is entitled or (C) an increase in the obligations of such member, in each case, under any provision of any Material Contract of such member, which, in any such case, individually or in the aggregate, would prevent, impair or result in significant delay of the consummation of the Merger, (ii) except as set forth in Schedule 4.04(b)(ii), result in the creation or imposition of any material Lien (other than a Permitted Encumbrance) on any material assets of such member or (iii) except as set forth in
     Schedule 4.04(b)(iii), violate or cause a breach under any Law, Regulation, Order or Permit applicable to any member of the Shell Group, except for any such matters that would not reasonably be expected, individually or in the aggregate, to prevent, impair or result in significant delay of the consummation of the Merger.

     SECTION 4.05. Disclosure Documents. (a) Each document, if any, required to be filed by the Shell Group with the SEC in connection with the transactions contemplated by this Agreement (the "SHELL DISCLOSURE DOCUMENTS") will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, except that no warranty is made hereby with respect to any information supplied by the Company expressly for inclusion in the Shell Disclosure Documents.

     (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the information supplied by the Shell Group for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.06. Public Utility. Shell is not a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility company," as such terms are defined in the Holding Company Act.

     SECTION 4.07.  Finders' Fees.  Except for the fees and
     expenses of Morgan Stanley & Co. Incorporated (a copy of whose engagement agreement has been provided to the Company) incurred in connection with the transactions contemplated hereby, which will be paid 50% by the Company and 50% by Shell, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Shell Group who might be entitled to any fee or commission from the Company or Holdings or any of their Subsidiaries in connection with the transactions contemplated by this Agreement.

     SECTION 4.08.  Litigation.  Except as set forth in Schedule
     4.08, as of the latest date through which Shell has supplemented its Schedules pursuant to Section 6.10, there is no action, suit or proceeding pending against, or (to the Knowledge of Shell) threatened against or affecting, or (to the Knowledge of Shell) any pending investigation against any member of the Shell Group or any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     SECTION 4.09.  Financing.  Prior to the Effective Time,
     Shell will have available all necessary funds or financing to provide funds in an amount necessary to pay the aggregate Merger Consideration.

     SECTION 4.10. Ownership of Company Common Shares. As of the date of this Agreement, no member of the Shell Group nor any of its Affiliates beneficially owns any Company Common Shares.


                              ARTICLE 5

     Covenants of the Company

     SECTION 5.01. Affirmative Covenants of the Company. Except as expressly contemplated by this Agreement or consented to in writing by Shell, during the period from the execution of this Agreement by the Company to the Effective Time, the Company will, and will cause its Subsidiaries to:

     (a) operate their businesses in all material respects in the usual and ordinary course consistent with past practices;

     (b) use all reasonable efforts to preserve substantially intact their business organizations, maintain the rights and franchises that are material to the Company, retain the services of their officers and maintain the relationships with the customers and suppliers that are material to the Company;

     (c) maintain supplies and inventories in quantities deemed appropriate by the Company and maintain and keep the properties and assets that are material to the Company in as good repair and condition in all material respects as on the date of this Agreement, ordinary wear and tear excepted;

     (d) use all commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that set forth in Section 3.21;

     (e) use all commercially reasonable efforts to comply in all material respects with all applicable Laws, Regulations and Orders; and

     (f) provide Shell with at least 180 days' advance written notice of its intent to terminate any Company Pension Plan or to freeze accruals thereunder.

     SECTION 5.02.  Negative Covenants of the Company.  Except as
     (i) expressly contemplated by this Agreement, (ii) required or contemplated by the partnership or joint venture agreements or arrangements listed in Schedule 5.02 with respect to the business, condition (financial or otherwise), operations, performance or properties of the partnerships and joint ventures created thereby, or (iii) otherwise consented to in writing by Shell, from the execution of this Agreement by the Company until the Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

     (a) adopt or propose any change in the certificate of incorporation or bylaws of the Company or any of its Subsidiaries that are less than wholly-owned;

     (b) (i) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (other than in the routine conduct of its business) otherwise acquire or agree to acquire any assets of any other Person if, in any such case, either (x) Shell believes, in its discretion, that such acquisition or agreement would delay, impede or prevent the consummation of the transactions contemplated by this Agreement,
     (y) such acquisition or agreement would, if consummated after the Effective Time, require the consent of Shell under any arrangements described in the memorandum of understanding (the "memorandum of understanding") dated the date of this Agreement among Shell, certain stockholders of the Company and certain other Persons (or in the attachments thereto) or (z) such acquisition or agreement would not, if consummated after the Effective Time, satisfy the other conditions for such acquisition or agreement set forth in any arrangements described in the memorandum of understanding (or in the attachments thereto), (ii) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Person or make any loans or advances, except in each case in the ordinary course of business and consistent with past practice (for purposes hereof, ordinary course of business consistent with past practice includes the incurrence of Indebtedness (A) to finance acquisitions permitted by Section 5.02(b)(i) above, (B) needed to provide funds for the redemption of the Company 5-1/4% Preferred, (C) to acquire gas for storage in the Company's underground storage facilities (including payments under derivative instruments entered into in connection with such storage operations) and (D) to fund capital expenditures consistent with the Company's 1997 operating plan; provided that in the case of any Indebtedness incurred in accordance with this clause (ii), the Company will, to the extent commercially practicable, minimize any early termination costs associated with the Company's financing activities), (iii) make or authorize any capital expenditures other than capital expenditures in accordance with the Company's existing capital plan, capital expenditures to repair or replace casualty losses or other capital expenditures in the ordinary course of the Company's business or (iv) enter into or amend in any material respect any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.02(b);

     (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) dispositions for fair market value of properties that the Company does not consider strategic in its business and which aggregate less than $75 million in sale proceeds or (iii) in the ordinary course consistent with past practice;

     (d) (i)take or agree or commit to take any action that would make any warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time such that the conditions set forth in Section 7.02(a) would not be satisfied or (ii) omit or agree or commit to omit to take any action necessary to prevent any such warranty from being inaccurate in any respect at any such time such that the conditions set forth in Section 7.02(a) would not be satisfied; provided that, in each case where the covenants in this Agreement permit the Company and its Subsidiaries to acquire any business or assets they shall not be restricted by this clause from taking such actions so long as the Company updates any applicable Schedules (whether before or after November 1, 1997 so long as such date is no later than three (3) Business Days prior to the Effective Time and otherwise in accordance with and subject to
     Section 6.10) to reflect such acquisition;

     (e) except as set forth on Schedule 5.02(e) and except as contemplated by this Agreement, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than regular quarterly cash dividends on the Company 5-1/4% Preferred and the Company 9.96% Preferred, the redemption of the Company 5-1/4% Preferred as contemplated by this Agreement, or cash dividends and distributions by a wholly owned Subsidiary of the Company to the Company or to a Subsidiary, all of the capital stock of which is owned directly or indirectly by the Company), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of its Subsidiaries (other than the redemption of the Company 5-1/4% Preferred, receipt of Company Common Shares in payment of the exercise price of employee or director stock options and Taxes in respect of such exercise and repurchases to fulfill the Company's matching contribution obligations under its 401(k) plan);

     (f) except as set forth in Schedule 5.02(f), adopt any change in executive compensation except in the ordinary course consistent with past practices or adjust or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee (except as required to comply with ERISA or to continue then existing tax and securities law status);

     (g) revalue in any material respect any significant portion of its assets, including, without limitation, writing down the value of inventory in any material manner or writing-off of notes or accounts receivable in any material manner except as required by generally accepted accounting principles;

     (h) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company referred to in Section 3.08 or incurred in the ordinary course of business, consistent with past practices;

     (i) make any tax election with respect to or settle or compromise any material income tax liability;

     (j) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests (or phantom equity interests) in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests (or phantom equity interests) in, the Company or any of its Subsidiaries (other than the issuance of Company Common Shares upon the exercise of outstanding options or rights or the conversion of outstanding convertible securities or to fund obligations under the Company's 401(k) plan or quarterly awards of up to $10,000 of Company Common Shares under the Director Stock Award Plan);

     (k) grant any Lien (except Permitted Encumbrances) with respect to any material assets including any shares of capital stock of, or other equity interests in, any Subsidiary of the Company;

     (l) (i) change any of its policies or practices with respect to business transactions between the Company and its Subsidiaries, on the one hand, and the Company's Affiliates (other than the Company and its Subsidiaries), on the other hand, (ii) change any of its methods of accounting in effect at December 31, 1996, except as may be required to comply with generally accepted accounting principles, or (iii) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except, in each case, as may be required by Law and except, in the cases of clauses (i), (ii) and (iii), for matters that would not reasonably be expected to have a Company Material Adverse Effect;

     (m) (i) take any action to revoke, amend or nullify the amendment to the Rights Plan referred to in Section 3.05(b) and
     (ii) except to the extent the Board of Directors of the Company deems it necessary to do so in the exercise of its fiduciary obligations to its stockholders based on the advice of counsel, redeem or make any other amendment to its Rights Plan;

     (n) enter into or adopt any new agreements or arrangements that provide for the payment of income or the provision of benefits (including vesting, entitlement, receipt, creation or transfer of any rights, privileges, income or title to property or beneficial ownership) to employees of the Company as a result of a change of control of the Company; or

     (o) agree or commit to do any of the foregoing.

     SECTION 5.03. No Solicitation. From and after the date of this Agreement, the Company will not, and will not authorize or permit any of the officers, directors, employees, agents and other representatives of the Company and its Subsidiaries (collectively, the "REPRESENTATIVES") to, directly or indirectly, solicit, encourage or initiate any Acquisition Proposal or negotiate with any prospective buyer in connection therewith; provided, however, that (a) nothing herein shall restrict the Company from filing a Current Report on Form 8-K describing this Agreement, the Merger and the transactions contemplated hereby and by any other agreements being entered into by the Company on the date of this Agreement (which filing may include this Agreement as an exhibit) promptly after the date hereof or from complying with its obligations under the Securities Act, the Exchange Act and any other applicable Law; (b) the Company's Board of Directors and/or the Special Committee may authorize the Company to engage in discussions or negotiations with any Person who (without any solicitation or initiation, directly or indirectly, by the Company or any Representative after the date of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning and access to the Company and its Subsidiaries and their respective businesses, properties and assets, and the Company's Board of Directors and/or the Special Committee may direct the Company's Representatives to cooperate with and be available to consult with any such Person; provided that in the case of this clause (b), the Company's Board of Directors and/or the Special Committee shall have determined in the exercise of its fiduciary duties based on the advice of its counsel that such action is in the best interests of the Company's stockholders, (c) following receipt of an Acquisition Proposal that is financially superior to the Merger (as determined in good faith by the Company's Board of Directors after consultation with the Company's financial advisors), the Board of Directors of the Company may withdraw, modify or not make its recommendation in favor of the Merger; provided that in the case of this clause (c), the Company's Board of Directors shall have concluded in good faith and upon advice of counsel that such action is necessary in order for the Company's Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law and (d) the Company's Board of Directors may take and disclose to the Company's stockholders any position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided that, in each case referred to in the foregoing clauses (a), (b), (c) and (d), the Company shall not engage in negotiations with, or disclose any nonpublic information to, any Person unless it receives from such Person an executed confidentiality agreement with terms, in the aggregate, not materially less favorable to the Company than the Confidentiality Agreement. The Company shall immediately cease and cause to be terminated any existing solicitation of, and any discussion or negotiation conducted prior to the date of this Agreement by the Company or any of the Company's Representatives with respect to any Acquisition Proposal. Except to the extent the Company's Board of Directors or the Special Committee deems it necessary not to do so in the exercise of its fiduciary obligations to its stockholders based on the advice of counsel, the Company will promptly notify Shell of the receipt of any Acquisition Proposal not less than two business days prior to entering into any agreement in connection with the Acquisition Proposal, including the identity of the Person or group making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal; provided that, except to the extent the Company's Board of Directors deems it necessary not to do so in the exercise of its fiduciary obligations to its stockholders based on the advice of counsel, in no event shall the Company enter into a definitive agreement in connection with the Acquisition Proposal less than five business days after the Company's initial notification to Shell of an inquiry or proposal relating to an Acquisition Proposal. Within the two-business-day or five-business-day period referred to above, if any, Shell may propose an improved transaction.

     SECTION 5.04. Settlement of Certain Claims. Without the prior written agreement of Shell, prior to the Effective Time, the Company shall not settle or compromise any claim brought by any present, former or purported holder or owner of Company Common Shares or other securities of the Company, or by any other Person, which relates to or seeks to challenge or enjoin the transactions contemplated by this Agreement, if in any such case such settlement or compromise involves the payment of cash or securities to such Person, or an order restraining or enjoining the transactions contemplated by this Agreement or limiting the ability of any member of the Shell Group to consummate the transactions contemplated hereby or to exercise control of the business and operations of the Company and its Subsidiaries after the Effective Time.

     SECTION 5.05.  Antitakeover Statutes.  If any takeover
     statute is or may become applicable to the transactions contemplated hereby, the Company and the members of its Board of Directors shall use all reasonable efforts to grant such approvals and to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on any of the transactions contemplated by this Agreement.

                       ARTICLE 6

     Covenants of Each Party

     Each party agrees that:

     SECTION 6.01. Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each party shall use, and shall cause each of its respective Subsidiaries to use, all commercially reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Authorities any Licenses, Permits or Orders required to be obtained by such party or any of its Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder and (iii) to make all necessary filings and thereafter to make promptly any other required submissions, with respect to this Agreement required under (A) the HSR Act or (B) any other applicable Law, Regulation or Order; provided, that the Company and Shell shall cooperate with each other in connection with the making of all such filings and in supplying any information requested supplementally or by second request from any Governmental Authority. The Company and Shell shall request early termination of the waiting period under the HSR Act with respect to the transactions contemplated hereby.

     (b) The parties agree to cooperate and to cause their respective Subsidiaries to cooperate with respect to, and agree to use all commercially reasonable efforts vigorously to contest and resist and to have vacated, lifted, reversed or overturned, any action, including legislative, administrative or judicial action, including any Order (whether temporary, preliminary or permanent) of any Governmental Authority, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Each of the parties also agrees to take any and all commercially reasonable actions that may be required by any Governmental Authority as a condition to the granting of any Permit or Order required in order to permit the consummation of the transactions contemplated hereby or as may be required to vacate, lift, reverse or overturn any administrative or judicial action that would otherwise cause any condition to the Effective Time not to be satisfied; provided, however, that in no event shall any party be required to take any action that could reasonably be expected to have a Company Material Adverse Effect or to result in a breach of this Agreement.

     (c) Each of the parties shall use, and shall cause its Subsidiaries to use, all commercially reasonable efforts to obtain from all Persons (other than Governmental Authorities) all consents that are (i) necessary, proper or advisable or (ii) otherwise required under any contracts, licenses, leases, easements or other agreements to which such party or any of its Subsidiaries is a party or by which it is bound, in order to permit such party to perform its obligations hereunder.

     (d) If any party shall fail to obtain any third party consent described in Section 6.01(c), such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and its Subsidiaries, and Shell and its Subsidiaries, and each of their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (e) Upon learning thereof, each party shall promptly notify the other parties of (i) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) from or by any Governmental Authorities with respect to the transactions contemplated hereby or (ii) the institution or the threat of litigation involving this Agreement or the transactions contemplated hereby.

     SECTION 6.02.  Pending and Upcoming FERC Proceedings.
     Except for the rate reduction filing planned for the Mississippi Canyon pipeline project in 1997, from the date of this Agreement until the Effective Time, with respect to any pending certificate and tariff proceedings before the FERC, Shell and the Company shall use reasonable efforts to consult with one another regarding any agreement (x) to obtain approval for rates that are less than the rates that have been requested in such proceedings prior to the date hereof or (y) to settle all or any material part of the issues in such proceedings, including any material issues regarding the appropriate rate, fuel component, rate of return or other cost of service or rate design aspect.

     SECTION 6.03.  Public Announcements.  Each party will
     consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that following the execution hereof the Company and Shell may each issue a press release in the form of Exhibit B attached hereto.

     SECTION 6.04. Notification of Certain Matters. Each party shall use all commercially reasonable efforts to give prompt notice to the other parties of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of any party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the parties receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.02(a) or 7.03(a) hereof unless the failure to give such notice results in material prejudice to the other parties.

     SECTION 6.05. Proxy Statement; Stockholder Meeting. (a) As promptly as practicable after the execution of this Agreement, the Company and Shell shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company, subject to Section
     5.03. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Shell of all information required to be contained therein, the Company shall file with the SEC a revised Proxy Statement and will use all commercially reasonable efforts to have it cleared by the SEC as soon thereafter as practicable, subject to Section 5.03.

     (b) Subject to Section 5.03, the Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after the SEC clears the Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and the Merger and will (i) thereafter mail to its stockholders as promptly as practicable the Proxy Statement, (ii) include in the Proxy Statement the Board's recommendation set forth in Section 1.01(f),
     (iii) use all commercially reasonable efforts to obtain the necessary approval by its stockholders of this Agreement and the transactions contemplated hereby and (iv) otherwise comply with all legal requirements applicable to such meeting.

     SECTION 6.06.  Access to Information; Confidentiality.  (a)
     From the date of this Agreement until the Effective Time, the Company shall (i) afford Shell and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, including environmental engineers (collectively, the "SHELL REPRESENTATIVES"), reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly to Shell and the Shell Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by Shell.

     (b) Notwithstanding the foregoing provisions of this Section, the Company shall not be required to (i) grant access to or furnish any Company Proprietary Information to Shell or any of the Shell Representatives or (ii) grant access or furnish information to Shell or any of Shell Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or by a confidentiality agreement with a third party; provided, however, that, in the latter instance, if so requested by Shell, the Company will use all commercially reasonable efforts to obtain from such third party a waiver of such prohibition.

     SECTION 6.07. Confidentiality Agreement. From the date hereof until the Effective Time, each party shall keep all information received pursuant to this Agreement confidential in accordance with the terms of the Confidentiality Agreement. The Confidentiality Agreement will expire at the Effective Time.

     SECTION 6.08. No Reorganization. It is the intention of the parties that the Merger will not qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state law). The parties will not characterize the Merger as such a reorganization for purposes of any income tax returns and other filings.

     SECTION 6.09.  Director and Officer Liability.  The
     Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (the "COVERED EMPLOYEES") in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof until any applicable statute of limitations has expired; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. For not less than six years after the Effective Time, Holdings will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of the Company's policy in effect on the date hereof; provided that in satisfying its obligation under this Section, Holdings shall not be obligated to pay premiums in excess of 150% of the amount per annum that the Company paid for this purpose in its last full fiscal year, which amount has been disclosed to Shell; but provided further, that Holdings shall be obligated to provide such coverage as may be obtained for such amount. The provisions of this Section 6.09 are for the benefit of and may be enforced after the Effective Time by the Covered Employees.

     SECTION 6.10. Revised Schedules. The parties acknowledge that the Schedules attached to this Agreement as of the date of this Agreement may not be complete, and may need to be revised. Accordingly, the parties agree that Shell or the Company may revise their respective Schedules to this Agreement by delivering revised Schedules to the other party at any time prior to November 1, 1997; provided that no party will be entitled to insert generic exceptions to the Schedules that would modify the scope of the warranties or covenants set forth herein. Any revised Schedules will be marked to show all additions and deletions to the previous Schedules. The Company or Shell, as the case may be, shall have the right to review the revised Schedules for a period of 5 business days after receipt thereof. At any time within the 5 business-day time period the Company or Shell, as the case may be, shall have the right to terminate this Agreement by notice to the other parties if the revised or supplemented information would reasonably be likely to have a Company Material Adverse Effect or discloses that a condition to the terminating party's obligations to consummate the transactions contemplated hereby is not capable of satisfaction. This notice, if given, shall specify the information forming the basis for the decision to terminate.
     Shell or the Company, as the case may be, shall have 10 business days after receipt of the notice to review with the other parties the information forming the basis for the decision to terminate and to attempt to agree on corrective measures, if any. If the parties cannot agree on corrective measures within such 10 business-day period, then this Agreement shall terminate. If this Agreement is not terminated as permitted by this Section, the Company or Shell, as the case may be, shall be deemed to have accepted such revisions, and the Schedules attached to this Agreement as of the date hereof shall be deemed to be superseded by the revised Schedules (and the applicable warranties to which such revised Schedules refer shall be deemed qualified by the matters included in the applicable Schedules).


                       ARTICLE 7

     Conditions

     SECTION 7.01.  Conditions to the Obligations of Each Party.
     The obligations of the Company, Shell, Sierra Acquisition,
     Holdings and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the Merger shall have been adopted and approved by the stockholders of the Company in accordance with the Delaware Law;

     (b) any applicable waiting period under the HSR Act relating to the Merger and the other transactions contemplated hereby shall have expired;

     (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated hereby;

     (d) all material actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained;

     (e) there shall not be pending any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, (i) preventing or seeking to prevent consummation of the Merger or the other transactions contemplated hereby, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit any party from exercising all material rights and privileges pertaining to its ownership of the Company or any of its Subsidiaries, or (iii) compelling or seeking to compel Shell, Holdings, the Company or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), in each case as a result of the Merger or the other transactions contemplated by this Agreement, nor shall there be any threat of any matter of a type referred to in clauses (ii) or (iii) above which would reasonably be expected to have a Company Material Adverse Effect; and

     (f) no statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the transactions contemplated hereby illegal.

     SECTION 7.02.  Conditions to the Obligations of Shell,
     Sierra Acquisition, Holdings and MergerSub. The obligations of Shell, Sierra Acquisition, Holdings and MergerSub to consummate the Merger and the other transactions contemplated by this Agreement, are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and (ii) except for such inaccuracies or omissions the consequences of which do not singly or in the aggregate constitute a Company Material Adverse Effect, the warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all respects at and as of the Effective Time as if made at and as of such time (except to the extent such warranty is made as of an earlier date, in which case the warranty shall be true in all respects as of such date) and Shell shall have received a certificate signed by the Chairman, the CEO or the Chief Financial Officer of the Company to the foregoing effect;

     (b) all consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by the Company, except where the failure to receive such consents, etc. would not reasonably be expected to have a Company Material Adverse Effect;

     (c) Shell shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company for this Agreement, all in form and substance satisfactory to Shell; and

     (d) there shall not have been any event, occurrence or development since the date hereof which, individually or together with other similar events, has had or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 7.03.  Conditions to the Obligations of the Company.
     The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) each member of the Shell Group shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and (ii) except for such inaccuracies or omissions the consequences of which would not singly or in the aggregate reasonably be expected to impede the receipt of the Merger Consideration by the Company's stockholders, the warranties of each member of the Shell Group contained in this Agreement and in any certificate or other writing delivered by any member of the Shell Group pursuant hereto shall be true in all respects at and as of the Effective Time as if made at and as of such time (except to the extent such warranty is made as of an earlier date, in which case the warranty shall be true in all respects as of such date) and the Company shall have received a certificate signed by the President, any Vice President or the Treasurer of Shell to the foregoing effect;

     (b) all consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by each member of the Shell Group for the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by such member, except where the failure to receive such consents, etc. would not reasonably be expected to impede the receipt of the Merger Consideration by the Company's stockholders; and

     (c) the Company shall have received all documents it may reasonably request relating to the authority of each member of the Shell Group for this Agreement, all in form and substance satisfactory to the Company.


                       ARTICLE 8

     Termination

     SECTION 8.01.  Termination.  This Agreement may be
     terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a) by mutual written consent of the Company and Shell;

     (b) by either the Company or Shell, if the Merger has not been consummated by March 31, 1998;

     (c) by either the Company or Shell, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any member of the Shell Group or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (d) by Shell, if any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Shell and its Affiliates (including, for purposes of this clause only, any parent of Shell and its Subsidiaries) shall have increased its beneficial ownership (calculated in accordance with Rule 13d-3 under the Exchange Act) of Company Common Shares by an amount equal to 25% or more of the outstanding Company Common Shares compared with its level of ownership on the date of this Agreement;

     (e) (i) by Shell if any warranty of the Company set forth in this Agreement shall be untrue when made such that the condition set forth in Section 7.02(a) would not be satisfied; provided that, if such warranty is curable prior to the date 60 days after notice to the Company by Shell of such breach, through the exercise by the Company of its reasonable best efforts, so that the condition in Section 7.02(a) would be satisfied, and for so long as the Company continues to exercise such reasonable best efforts, Shell will not have the right to terminate this Agreement under this Section, or (ii) by the Company if any warranty of any member of the Shell Group set forth in this Agreement shall be untrue when made such that the condition set forth in Section 7.03(a) would not be satisfied; provided that, if such warranty is curable prior to the date 60 days after notice to Shell by the Company of such breach, through the exercise by Shell of its reasonable best efforts, so that the condition in Section 7.02(a) would be satisfied, and so long as Shell continues to exercise such reasonable best efforts, the Company will not have the right to terminate this Agreement under this Section;

     (f) (i) by Shell upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied; provided that, if such breach is curable prior to the date 60 days after notice to the Company by Shell of such breach, through the exercise by the Company of its reasonable best efforts, so that the condition in Section 7.02(a) would be satisfied, and for so long as the Company continues to exercise such reasonable best efforts, Shell will not have the right to terminate this Agreement under this Section, or (ii) by the Company upon a breach of any covenant or agreement on the part of Shell set forth in this Agreement such that the condition set forth in Section 7.03(a) would not be satisfied; provided that, if such breach is curable prior to the date 60 days after notice to Shell by the Company of such breach, through the exercise by Shell of its reasonable best efforts, so that the condition in Section 7.03(a) would be satisfied, and for so long as Shell continues to exercise such reasonable best efforts, the Company will not have the right to terminate this Agreement under this Section;

     (g) by Shell (i) if the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse in any material respect to Shell, its approval of this Agreement and the Merger or its recommendation set forth in Section 1.01(f),
     (ii) if the Board of Directors of the Company shall have approved, recommended or endorsed any Acquisition Proposal other than the Merger or (iii) if the Company shall have failed to call the Company Stockholders Meeting within a reasonable time after completion of the SEC review process or shall have failed as promptly as reasonably practicable thereafter to mail the Proxy Statement to its stockholders or (iv) if the Company shall have failed to include in such Proxy Statement the recommendation referred to above;

     (h) by the Company if (i) its Board of Directors determines in good faith (after reviewing the advice of its financial advisor) that an Acquisition Proposal is financially superior to the transactions contemplated hereby and is reasonably capable of being financed, (ii) the Company has complied with the requirements of Section 5.03, (iii) concurrently with such termination, the Company makes all payments required by Section 8.03(b) and (iv) concurrently with such termination, the Company enters into a definitive agreement to effect the financially superior Acquisition Proposal;

     (i) by Shell or the Company if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger is voted upon, the requisite stockholder adoption and approval (the "STOCKHOLDER APPROVAL") shall not have been obtained; and

     (j) by Shell or the Company in accordance with Section 6.10.

     The party desiring to terminate this Agreement pursuant to clauses 8.01(b) through 8.01(j) shall give written notice of such termination to the other parties in accordance with Section 9.01.

     SECTION 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except for liability or damages resulting from a willful breach of this Agreement and except that the agreements contained in this Section 8.02 and in Sections 6.06 and 8.03 and Article 9 shall survive the termination hereof.

     SECTION 8.03.  Certain Fees.  (a) Except as provided in
     Section 8.03(b) and (c), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that Shell and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) So long as no member of the Shell Group shall have materially breached its warranties or obligations under this Agreement, the Company agrees to pay Shell a fee in immediately available funds equal to $25 million in the following circumstances and at the following times only:

          (i) promptly, but in no event later than two business days after the termination by Shell of this Agreement pursuant to Section 8.01(g);

          (ii)concurrently with any termination of this Agreement by the Company pursuant to Section 8.01(h); and

          (iii) if Shell or the Company has terminated this Agreement pursuant to Section 8.01(i) and within 12 months after the termination of this Agreement, either (x) any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Shell and its Affiliates (including, for purposes only of this clause, any parent of Shell and its Subsidiaries) shall have increased its beneficial ownership (calculated in accordance with Rule 13d-3 under the Exchange Act) of Company Common Shares by an amount equal to 25% or more of the outstanding Company Common Shares compared with its level of ownership on the date of this Agreement or (y) the Company shall have entered into an agreement to consummate a transaction contemplated by an Acquisition Proposal, and such transaction shall subsequently be consummated, such payment to be made upon such acquisition of Company Common Shares or the consummation of such Acquisition Proposal.

     (c) So long as no member of the Shell Group shall have materially breached its warranties or obligations under this Agreement, the Company agrees to pay to Shell up to $5 million of Shell's Expenses promptly, but in no event later than two business days, after Shell terminates this Agreement pursuant to Section 8.01(e) or (f). So long as the Company shall not have materially breached its warranties or obligations under this Agreement, Shell agrees to pay to the Company up to $5 million of the Company's Expenses promptly, but in no event later than two business days, after the Company terminates this Agreement pursuant to Section 8.01(e) or (f).


                       ARTICLE 9

     Miscellaneous

     SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing
     (including telecopy or similar writing) and shall be given,

     if to Shell, Sierra Acquisition, Holdings or MergerSub, to:

          President, Shell Exploration & Production Company
          Shell Oil Company
          One Shell Plaza, Room 4401
          Houston, TX 77002
          Telecopy: (713) 241-7913

          with a copy to:

          David W. Ferguson
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Telecopy: (212) 450-4800

          if to the Company, to:

          James W. Whalen
          Tejas Gas Corporation
          1301 McKinney, Suite 700
          Houston, TX 77010
          Telecopy: (713) 658-9600

          with a copy to:

          James L. Palenchar
          Bartlit Beck Herman Palenchar & Scott
          The Kittredge Building
          511 Sixteenth Street
          Denver, CO 80202
          Telecopy: (303) 592-3140

          to:

          Robert G. Stone
          Kirby Exploration
          405 Lexington Avenue
          39th Floor
          New York, NY 10174-0039
          Telecopy: (212) 687-7829

          and to:

          Richard I. Beattie
          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, NY 10017
          Telecopy: (212) 455-2502

     or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 9.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the Merger Consideration, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     SECTION 9.03. Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (i) all defined terms used herein and not otherwise defined have the meanings assigned to such terms in Annex I hereto, (ii) an accounting term not otherwise defined has the meaning ascribed to it in accordance with generally accepted accounting principles; (iii) "or" is not exclusive; (iv) "including" means "including, without limitation,"
     (v) words in the singular include the plural and words in the plural include the singular, and (vi) masculine pronouns shall be deemed to include the feminine counterpart and vice versa.

     SECTION 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     SECTION 9.05. Governing Law; etc. (a) Governing Law. The terms of this Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

     (b) Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties in the United States District Court for the District of Delaware or any state court sitting in the City of Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and waives any objection to venue laid therein. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, each of the parties hereto agrees that service of process upon such party at the address referred to in Section 9.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

     (c) Specific Performance. Each of the parties acknowledges and agrees that the parties' respective remedies at law for a breach or threatened breach of any of the provisions of this agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, each party, respectively, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

     (d) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any of them in the negotiation, administration, performance and enforcement thereof.

     SECTION 9.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts (or signature pages) hereof signed by all of the other parties hereto.

     SECTION 9.07. Parties in Interest. Except as expressly provided in Article 1 and Section 6.09 in this Agreement, express or implied, is intended to or shall confer upon any other Person, other than the parties hereto and their respective permitted successors and assigns, any right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

     SECTION 9.08. Severability. If any provisions of this Agreement or the application thereof to either party or set of circumstances shall in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     SECTION 9.09. Entire Agreement. This Agreement, together with the letter agreement dated April 15, 1997 between Shell and the Company (which the parties agree shall terminate as of the Effective Time), constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

     SECTION 9.10.  Survival of Warranties.  The warranties
     contained herein and in any certificate or writing delivered pursuant hereto shall not survive the Effective Time or, if earlier, the termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         TEJAS GAS CORPORATION


                         By:
                            Name:     Jay A. Precourt
                            Title:    Chief Executive Officer and
                                           President

                         TRANGO HOLDINGS CORPORATION


                         By:
                            Name:     Curtis R. Fraiser
                            Title:    President

                         SHELL OIL COMPANY


                         By:
                            Name:     Jack E. Little
                            Title:    Executive Vice President
                            (Exploration and Production)


                         TANGO ACQUISITION CORPORATION


                         By:
                            Name:     Richard W. Bohan
                            Title:    Vice President and Secretary

                                                ANNEX I

                     DEFINED TERMS

     The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

     "ACQUISITION PROPOSAL" shall mean any proposal or offer with respect to (i) a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (including a merger of equals of the Company but excluding a transaction where the Company or its Subsidiaries is acquiring the stock or assets of another Person unless the transaction involves the issuance (other than in a broadly marketed public offering) by the Company of 20% or more of its outstanding Company Common Shares (or securities convertible into or exercisable for 20% or more of the outstanding Company Common Shares)), or (ii) the acquisition of an equity interest in the Company representing in excess of 25% of the power to vote for the election of a majority of directors of the Company or (iii) the acquisition of assets of the Company or its Subsidiaries (including stock of one or more Subsidiaries of the Company) representing 25% or more of the consolidated assets of the Company, in each case by any Person other than Shell or its Affiliates (including for purposes of this definition any parent of Shell or any Subsidiaries of such parent).

     "AFFILIATE" shall, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former; provided that, for purposes of this Agreement, none of the members of the Shell Group or their Subsidiaries shall be considered an Affiliate of any entity that controls Shell or any Subsidiaries of such entity (other than the members of the Shell Group and their Subsidiaries), and none of the entities that control Shell shall be considered an Affiliate of any member of the Shell Group or their Subsidiaries. The term "CONTROL" and correlative terms shall have the meanings ascribed to them in Rule 405 under the Securities Act.

     "BLUE SKY LAWS" shall mean any applicable state securities laws.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "CORAL" means Coral Energy, L.P., a Delaware limited partnership.

     "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996.

     "COMPANY EMPLOYEE PLANS" means each "EMPLOYEE BENEFIT PLAN", as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any director, officer or employee or former director, officer or employee of the Company or of any affiliate, or under which the Company or any affiliate has any liability.

     "COMPANY INTELLECTUAL PROPERTY RIGHTS" means patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its Subsidiaries.

     "COMPANY MATERIAL ADVERSE EFFECT"shall mean a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, other than changes in general economic conditions or in the economic conditions affecting the Industry.

     "COMPANY MULTIEMPLOYER PLAN"means an Employee Plan that constitutes a "multiemployer plan" as defined in Section 3(37) or ERISA.

     "COMPANY PROPRIETARY INFORMATION" means documents containing operating, financial, technical or other information relating to the Company's evaluation of the transactions contemplated by this Agreement.

     "COMPANY REPRESENTATIVES" shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, including environmental engineers, of the Company.

     "CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement between the Company and Shell, dated as of April 15, 1997.

     "COURT" shall mean any court, federal, state or local, or arbitration tribunal.

     "ENVIRONMENTAL LAW OR LAWS" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to the protection of the environment, as in effect at the applicable time and that are applicable to a specified Person and such Person's Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of the Agreement, "ENVIRONMENTAL LAWS" shall not include laws primarily related to the protection of human health and safety and the terms "hazardous substance" and "releases" have the meanings specified in CERCLA (but without regard to the exclusions set forth in the definition of hazardous substance); provided, however, that to the extent other federal laws or the laws of the state in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in CERCLA, such broader meaning shall apply, and the term "hazardous substance" shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such items are not classified as hazardous substances or wastes pursuant to CERCLA, or RCRA or the analogous statutes of any applicable jurisdiction.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "EXCHANGE AGENT" means a national bank or trust company designated by Shell and the Company prior to the Effective Time to act as exchange agent in exchanging Company Common Shares for the Merger Consideration.

     "EXPENSES" shall mean all actual, documented and reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates), but excluding general and administrative costs and overhead, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Agreement, and all other matters related to the consummation of the transactions contemplated thereby.

     "FERC" shall mean the Federal Energy Regulatory Commission including its predecessor, the Federal Power Commission, and any successors thereto.

     "FIXED PRICE CONTRACTS" shall mean any contracts, commitments or agreements for the purchase or sale of Hydrocarbons (i) having a remaining term of more than sixty (60) days, wherein the purchase or sale price thereunder throughout part of the remaining life of such contract, commitment or agreement is a fixed amount or an amount that is otherwise reasonably determinable as of the date hereof pursuant to the terms of such contract, commitment or agreement, or (ii) which has been hedged with futures contracts or otherwise; provided, however, that the term Fixed Price Contracts will not include any contract, commitment or agreement under which the purchase or sales price throughout the remaining life of the contract, commitment or agreement is based on a market responsive reference price for a Hydrocarbon.

     "GOVERNMENTAL AUTHORITY" shall mean any federal, state or local governmental agency or authority (other than a Court).

     "HOLDING COMPANY ACT" shall mean the Public Utility Holding
     Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "HYDROCARBONS" shall mean crude oil, natural gas, natural gas liquids and other hydrocarbons produced from crude oil or natural gas.

     "INDUSTRY" shall mean the business of purchasing, gathering, processing, treating, storing, transporting and marketing natural gas.

     "IRS" shall mean the Internal Revenue Service.

     "KNOWLEDGE OF THE COMPANY" (and any other phrase to substantially similar effect) means the actual knowledge of any of J.A. Precourt, J.W. Whalen, R.F. Joyce, P.A. Lannie and F.T. Whittinghill, and with respect to (i) employee benefit matters, J.A. Street, (ii) Taxes, J.W. Bracewell and (iii) environmental matters, B. Salinas, in each case after reasonable inquiry with the head of the department who is principally responsible for the subject matter of any warranty given to the Knowledge of the Company.

     "LAW" shall mean all laws, statutes, ordinances, rules and regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

     "LCC" shall mean the Office of Conservation, Department of Natural Resources of the State of Louisiana, and any predecessors or successors thereto.

     "LIEN" shall mean, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, with respect to such an asset.

     "MATERIAL" shall mean material to the condition (financial and other), results of operations or business of a specified Person and its Subsidiaries, if any, taken as a whole.

     "MATERIAL CONTRACT" shall mean, as between any Person (the
     "Disclosing Person") or any of its Subsidiaries, on the one hand, and any other Person other than any other member of the group consisting of the Disclosing Person and its Subsidiaries, on the other hand:

          (1) Any collective bargaining agreement or other agreement with any labor union;

          (2) Any employment or consulting agreement, contract or commitment between the Disclosing Person or any of its Subsidiaries and any employee, officer or director thereof (i) having more than one year to run from the date hereof, (ii) providing for an obligation to pay or accrue compensation of $250,000 or more per annum or (iii) providing for the payment or accrual of any additional compensation upon a change in control of the Disclosing Person or any of its subsidiaries or upon any termination of such employment or consulting relationship following a change in control of the Disclosing Person or any of its Subsidiaries;

          (3) Any agency or representation agreement with any Person which is not terminable by the Disclosing Person or one of its Subsidiaries without penalty upon not more than ninety (90) days' notice providing for the payments to such person of $250,000 or more;

          (4) Any partnership, joint venture or profit sharing agreement between the Disclosing Person or its Subsidiaries with any Person involving aggregate payments in excess of $500,000;

          (5) Any agreement, contract, commitment, indenture or other instrument relating to the borrowing of money in a principal amount of $500,000 or more or any direct or indirect guarantee of any obligation of any other Person or Governmental Authority for, or agreement to service the repayment of, borrowed money in a principal amount of $500,000 or more, including any agreement or arrangement (i) relating to the maintenance of compensating money balances, (ii) with respect to lines of credit or letters of credit, (iii) relating to the purchase or repurchase obligations of any other Person or Governmental Authority, (iv) to advance or supply funds to or to invest in any other Person or Governmental Authority, (v) to pay for property, products or services of any other Person or Governmental Authority even if such property, products or services are not conveyed, delivered or rendered and
     (vi) to guarantee any lease or other similar periodic payments to be made by any other Person or Governmental Authority;

          (6)  Any lease with annual rental payments aggregating
     $500,000 or more that is not terminable without premium or penalty on ninety (90) days' or less notice;

          (7) Any agreement, contract or commitment for the disposition or acquisition of any investment in any Person if such investment requires payment of $1 million or more;

          (8) Any agreement, contract or commitment to which the Disclosing Person or any of its Subsidiaries is a party or by which any of them is bound (i) which relates to the receiving, storing, compressing, dehydrating, processing, purchasing, transporting, gathering, exchanging or sale of Hydrocarbons (either for the account of the Disclosing Person or a subsidiary thereof) for a term in excess of one year (or that may not be terminated by the Disclosing Person upon notice of one year or less) and involving cash payment in excess of $1 million within any twelve-month period commencing after the date of the Agreement, or (ii) by which the Disclosing Person or its Subsidiaries has agreed to park, store, wheel, loan, exchange, or otherwise deal in energy, Hydrocarbons or other commodities, or to provide such services to others, or (iii) which is a swap, exchange or futures contract; or

          (9) Any other agreement, contract or commitment which involves payment or potential payment, pursuant to the terms of such agreement, contract or commitment, by or to the Disclosing Person or any of its Subsidiaries of $1 million or more within any twelve month period commencing after the date of the Agreement.

     "NGA" shall mean the Natural Gas Act of 1938, as amended.

     "NGPA" shall mean the Natural Gas Policy Act of 1978, as amended.

     "ORDER" shall mean any judgment, order or decree of any court, arbitration tribunal or Governmental Authority, federal, state or local.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERMIT" shall mean any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any federal, state, local or foreign Governmental Authority.

     "PERMITTED ENCUMBRANCES" shall mean the following:

          (1) Liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, adequate reserves shall have been set aside with respect thereto;

          (2) all rights, if any, to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the contribution or the operation of any assets;

          (3) mechanics', repairmen's, employees', contractors', materialmen's or other similar Liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, adequate reserves shall have been set aside with respect thereto;

          (4) Liens in respect of judgments or awards currently being prosecuted in good faith on an appeal or other proceeding for review and with respect to which a stay of execution pending such appeal or such proceeding for review shall have been secured; provided that adequate reserves shall have been set aside with respect thereto;

          (5) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held;

          (6) any lien or privilege vested in any lessor, licensor or permittor for rent or other obligations, so long as the payment of such rent or the performance of such obligations is not delinquent; and

          (7) any lien imposed in favor of interest owners of Hydrocarbon production.

     "PERSON" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     "PIPELINE ASSETS" shall mean the pipelines, equipment, other tangible personal property, Easements and other similar assets and rights used in connection with natural gas pipeline, gathering, processing and storage operations.

     "REGULATION" shall mean any rule or regulation of any Governmental Authority having the effect of law.

     "RIGHTS PLAN" means the Rights Agreement dated as of November 11, 1994 among the Company and Harris Trust and Savings Bank, as rights agent.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SUBSIDIARY" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by a Person. Coral shall not be deemed to be a Subsidiary of either Shell or the Company or their respective Subsidiaries.

     "TRC" shall mean the Texas Railroad Commission and any predecessors and successors thereto.

     Each of the following terms is defined in the Section set forth opposite such term:

               TERM                     SECTION

     affiliate                     3.13(b)
     Closing Date                  1.01(b)
     Company                       Recitals
     Company 5-1/4% Preferred      1.06
     Company 9.96% Preferred       1.02(d)
     Company Balance Sheet         3.08
     Company Balance Sheet Date    3.08
     Company Benefit Arrangements  3.13(d)
     Company Common Shares         Recitals
     Company Disclosure Documents  3.09
     Company Pension Plans         3.13(a)
     Company Retirement Plans      3.13(b)
     Company SEC Reports           3.07(a)
     Company Securities            3.05(a)
     Company Stockholder Meeting   6.05(b)
     Company 10-K                  3.06(a)
     Company 10-Q                  3.07(a)
     Covered Employees             6.09
     Delaware Law                  1.01(a)
     Dissenting Shares             1.04
     Effective Time                1.01(c)
     Holdings                      Recitals
     Merger                        1.01(a)
     Merger Consideration          Recitals
     MergerSub                     Recitals
     Merrill Lynch                 1.01(f)
     Proxy Statement               6.05
     Representatives               5.03
     SEC                           3.07(a)
     Shell                         Recitals
     Shell Disclosure Documents    4.05
     Sierra Acquisition            Recitals
     Shell Group                   Recitals
     Shell Representatives         6.06
     Special Committee             Recitals
     Stockholder Approval          8.01(i)
     Surviving Corporation         1.01(a)
     Tax Returns                   3.12
     Taxes                         3.12
     Terminating Breach            8.01(f)
     Third-Party Intellectual Property Rights     3.23(b)
     Transfer Taxes                1.07
     Voting Agreements             Recitals